Date: 21 May 2004
Release Number: 2004-17

Intelsat Announces Decision to Withdraw Planned Initial Public Offering of Shares and Intention to Explore Strategic Alternatives

Pembroke, Bermuda, 21 May 2004 — Intelsat, Ltd. today announced that it has withdrawn its planned initial public offering. The decision follows the signing into law on May 18, 2004 of an amendment to the ORBIT Act that changes the date by which Intelsat’s IPO must be conducted from June 30, 2004 to as late as December 31, 2005. Earlier today, Intelsat filed a Form RW with the Securities and Exchange Commission to withdraw its registration statement.

Intelsat CEO Conny Kullman said, “The current mix of market and regulatory developments makes it clear that withdrawal of the IPO is in the best interest of our company. In light of the extension of the ORBIT Act deadline, and the interest we received regarding a possible investment in or acquisition of our company in connection with our previous process, we now intend to resume the exploration of this possibility. In the meantime, we will continue to engage with the Federal Communications Commission with regard to the regulatory treatment of certain direct-to-home services in North America.”

Intelsat also announced today that it has engaged Morgan Stanley and Merrill Lynch to explore the potential of another party’s investment in or acquisition of the company, although there can be no assurance that any transaction would be pursued or consummated. The company does not intend to comment further on this matter.

About Intelsat

Building on 40 Years of Leadership. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For more information, visit www.intelsat.com.

Safe harbor statement:

Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements regarding Intelsat’s intention to explore the potential of another party’s investment in or acquisition of the company. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “will,” “intend,” “expect,” “plan,” “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, but are not limited to, insufficient market demand for the services offered by Intelsat; the quality and price of services offered by Intelsat’s competitors; the risk of delay in implementing Intelsat’s business strategy; Intelsat’s access to sufficient capital to meet its operating and financing needs; changes in laws and regulations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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